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                                                                    Exhibit 12.1

                                 LAMAR MEDIA CORP.

                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in thousands, except ratios)

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                                                  NINE MONTHS
                                               ENDED SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                              ---------------------     ------------------------------------------------------------
                                                2002         2001         2001        2000         1999         1998          1997
                                              --------     --------     --------     --------     --------     --------     --------
EARNINGS

Net earnings (loss)                            (13,934)     (71,056)     (97,566)     (91,930)     (43,886)     (11,890)       2,841
ADD:
     income tax expense (benefit)               (6,596)     (26,238)     (38,870)     (35,879)      (9,232)        (191)       4,654
     fixed charges                             103,637      120,083      154,604      182,827      110,684       72,989       46,829
                                              --------     --------     --------     --------     --------     --------     --------

EARNINGS AS ADJUSTED (A)                        83,107       22,789       18,168       55,018       57,566       60,908       54,324
                                              --------     --------     --------     --------     --------     --------     --------



FIXED CHARGES

Interest expense                                69,878       89,098      113,026      147,607       89,619       60,008       38,230
Rents under leases representative of an
     interest factor (1/3)                      33,759       30,985       41,578       35,220       21,065       12,981        8,599
                                              --------     --------     --------     --------     --------     --------     --------

FIXED CHARGES AS ADJUSTED                      103,637      120,083      154,604      182,827      110,684       72,989       46,829
                                              --------     --------     --------     --------     --------     --------     --------

Preferred dividends                                  0            0            0            0          274          365          365
                                              --------     --------     --------     --------     --------     --------     --------

TOTAL FIXED CHARGES COMBINED
   WITH PREFERRED DIVIDENDS (C)                103,637      120,083      154,604      182,827      110,958       73,354       47,194
                                              --------     --------     --------     --------     --------     --------     --------

RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS (A) DIVIDED BY (C)        0.80         0.19         0.12         0.30         0.52         0.83         1.15
                                              --------     --------     --------     --------     --------     --------     --------
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